Exhibit 10.5

FORM OF TAX RECEIVABLE AGREEMENT

by and among

[RICE ACQUISITION CORP. II],

[RICE ACQUISITION HOLDINGS II LLC],

[CERTAIN COMPANY UNITHOLDERS]1

and

THE AGENT

DATED AS OF

[●], 2023

[1]	Note to Draft: Names to be updated based on renaming conventions for entities prior to Closing.

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2023, is hereby entered into by and among [Rice Acquisition Corp. II], a Delaware corporation (the “Corporation”), Rice Acquisition Holdings II LLC, a Delaware limited liability company (the “Company”), [certain Company Unitholders] and the Agent.

RECITALS

WHEREAS, the Company, which is classified as a partnership for U.S. federal income tax purposes, has issued (and may after the Closing Date issue) Class A Units [and Class B Units],2 each of which represent limited liability company interests in the Company (collectively, the “Units”), to certain Persons, providing such Persons an interest in the profits and/or losses of and distributions from the Company;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, from and after the Closing, under certain circumstances, each TRA Holder will have the right from time to time to require the Company to redeem all or a portion of such holder’s Units (upon the occurrence of which, a corresponding portion of such holder’s Class B Common Stock will be cancelled) for, at the election of the Corporation, shares of Class A Common Stock or cash (in each case, an “Exchange”), and as a result of any such Exchange, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is classified as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local Tax law for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporation, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries in connection with each Exchange; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporation as a result of (a) the Exchanges and (b) certain of the payments made pursuant to this Agreement.

[2]	Note to Draft: Subject to resolution of whether all the Class B Units will be fungible and converted to Class A Units in advance of Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (a) the actual liability for U.S. federal income Taxes for such Taxable Year of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any actual “imputed underpayment” imposed directly on the Company (and any of the Company’s Subsidiaries classified as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, and (c) the product of (i) the actual amount of U.S. federal taxable income (taking into account any adjustments pursuant to Section 6225 of the Code of the Corporation for such Taxable Year), and (ii) the Assumed State and Local Tax Rate for such Taxable Year; provided that, to avoid duplication with the calculation of the Assumed State and Local Tax Rate, the foregoing shall be determined assuming deductions of (and other impacts of) state and local Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, (a) no TRA Holder shall be deemed an Affiliate of the Corporation, the Company or any of their Subsidiaries [or any other TRA Holder] and (b) none of the Corporation, the Company or any of their Subsidiaries shall be deemed an Affiliate of any TRA Holder.

“Agent” means [●], a [●], or such other Person designated as the Agent pursuant to Section 7.6 or Section 7.17.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the tax rate equal to the sum of the product of (a) the Company’s income and franchise Tax apportionment factor(s) for each state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Company files income or franchise Tax Returns for such Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (x) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the Assumed State and Local Tax Rate (without regard to this proviso)); provided, further, that if there is a change in applicable Tax law that impacts the federal income Tax benefit received by the Corporation with respect to state and local Taxes, then the Corporation may modify the calculation of the assumed federal income Tax benefit using reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes.

“Attributable” means the portion of any Tax Attributes of the Corporation that is attributable to a TRA Holder and shall be determined by reference to the Tax Attributes, under the following principles: (a) any Basis Adjustments shall be determined separately with respect to each exchanging TRA Holder and are Attributable to each exchanging TRA Holder in an amount equal to the total Basis Adjustments relating to such Exchange by such exchanging TRA Holder and (b) any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Authorized Recipients” has the meaning set forth in Section 7.14.

“Bankruptcy Code” means Title 11 of the United States Code or any other insolvency statute.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of (x) an Exchange or (y) the payments made pursuant to this Agreement (other than to the extent treated as Imputed Interest) (as calculated under Article II), including:

(a) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and

(b) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company or any of the Company’s Subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in the case of each of clause (a) and this clause (b), comparable sections of state and local Tax laws.

For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange except, for the avoidance of doubt, to the extent otherwise required by a Determination.

“Beneficial Owner” and “Beneficially Own” have the meaning set forth in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of the Corporation.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 13, 2022, by and among the Corporation, the Company, the Topo Buyer Co, LLC, a Delaware limited liability company, Topo Merger Sub, LLC, a Delaware limited liability company, and NET Power, LLC, a Delaware limited liability company.

“Business Day” has the meaning ascribed thereto in the Business Combination Agreement.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(b) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation; or

(c) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of related transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or other equity interests of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of related transactions and (ii) for the avoidance of doubt, the transactions contemplated by the Business Combination Agreement.

“Change of Control Date” means the date on which a Change of Control occurs.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation, as contemplated by the certificate of incorporation and bylaws of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation, as contemplated by the certificate of incorporation and bylaws of the Corporation.

“Closing” has the meaning ascribed thereto in the Business Combination Agreement.

“Closing Date” has the meaning ascribed thereto in the Business Combination Agreement.

“Code” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.14.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning set forth in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Agent and the Self-Represented TRA Holders, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Agent and the Self-Represented TRA Holders. Such letter shall identify any material assumptions or operating procedures or principles that were used for purposes of the underlying calculations.

“Corporation Return” means the U.S. federal and/or state and/or local Tax Return of the Corporation (including any consolidated group of which the Corporation is a member, as further described in Section 7.13(a)) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 600 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state or local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the General Corporation Law of the State of Delaware with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Disputing Party” has the meaning set forth in Section 7.9.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means a per annum rate equal to the weighted average cost of capital of the Corporation, as determined by a nationally recognized investment bank engaged by the Board, as of the Early Termination Date.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” has the meaning set forth in the recitals in this Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning ascribed thereto in the LLC Agreement.

“Exchange Date” means the effective date of any Exchange.

“Exchange Schedule” has the meaning set forth in Section 2.1.

“Expert” has the meaning set forth in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount not less than zero equal to the sum of:

(a)	the liability for U.S. federal income Taxes for such Taxable Year of the Corporation;

(b)	without duplication of the amount set forth in the preceding clause, the portion of any “imputed underpayment” imposed directly on the Company (and any of the Company’s Subsidiaries classified as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code; and

(c)	the product of (i) the amount of the U.S. federal taxable income (taking into account any adjustments pursuant to Section 6225 of the Code) for purposes of determining such liability for U.S. federal income taxes for such Taxable Year, and (ii) the Assumed State and Local Tax Rate,

in each case, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (and for the avoidance of doubt, to avoid duplication with the calculation of the Assumed State and Local Tax Rate, determined assuming deductions of (and other impacts of) state and local Taxes are excluded); provided that, the liability in clauses (a) through (c) above shall be determined by, without duplication, (i) excluding the effect of any and all Basis Adjustments and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portion thereof) attributable to any of the items described in clauses (i) and (ii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law with respect to the Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Legal Action” has the meaning set forth in Section 7.10.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as the same may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Market Value” means, with respect to a Unit, the Cash Election Amount (as defined in the LLC Agreement) applicable to such Unit on the applicable Exchange Date (determined as if such Unit were subject to a Redemption (as defined in the LLC Agreement) effective on the Exchange Date); provided that, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Original TRA Holder” means any TRA Holder determined as of the Closing Date and without regard to any subsequent transfer by such TRA Holder of such TRA Holder’s TRA Rights pursuant to Section 7.6 or the transfer provisions of the LLC Agreement.

“Person” has the meaning ascribed thereto in the Business Combination Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of the Company) or distribution in respect of one or more Units (i) that occurs, for the avoidance of doubt, on or after the Closing Date but prior to an Exchange of such Units and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means the procedures described in Section 7.9.

“Reference Asset” means any asset that is held by the Company, or any Person in which the Company owns a direct or indirect interest that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Person is not held through any entity treated as a corporation for purposes of the applicable Tax), at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the immediately preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) an Exchange Schedule, (b) a Tax Benefit Schedule or (c) the Early Termination Schedule, including, in each case, any amendments thereto pursuant to this Agreement.

“Securities Act” has the meaning ascribed thereto in the LLC Agreement.

“Self-Represented TRA Holder” means any Original TRA Holder that pursuant to Section 7.17(f) elects out of being represented by the Agent and instead elects to represent itself with respect to any and all actions and the making of any decisions otherwise required or permitted to be taken by the Agent under this Agreement. For the avoidance of doubt, Self-Represented TRA Holders shall not include any assignees or transferees of any Original TRA Holder that has elected to be a Self-Represented TRA Holder without the prior written consent of the Corporation, which may be granted or withheld in its sole discretion.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiaries” means, with respect to any Person, as of the date of any determination, any other Person with respect to which such specified Person, (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) Beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Attributes” means (a) Basis Adjustments, and (b) deductions attributable to any Imputed Interest.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a).

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any U.S. federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body, in each case, exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means the Persons listed on Exhibit A.

“TRA Rights” has the meaning set forth in Section 7.6.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(a) the Corporation will have taxable income sufficient to fully use the Tax items and deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such Tax items or deductions would become available; provided, however, that notwithstanding the above, with respect to any Early Termination upon a Change of Control in accordance with Section 4.2, for purposes of determining the utilization of the Tax items and deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), the Corporation’s taxable income during such Taxable Year or future Taxable years will be based on reasonable projections, as determined by the Board; provided, further, that for purposes of this clause (a) such future Tax Benefit Payments shall be further assumed to be paid on the date that is 45 calendar days after the due date, without extensions, for filing the U.S. federal Corporation Return for the applicable Taxable Year;

(b) subject to the assumption in clause (a), any loss or credit carryovers generated by deductions or losses arising from any Tax Attributes that are available in the Taxable Year that includes the Early Termination Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Date, or up through their scheduled expiration under applicable law (if earlier); provided, however, that notwithstanding the above, with respect to any Early Termination upon a Change of Control in accordance with Section 4.2, the usage of any loss or credit carryovers generated by deductions or losses arising from any Tax Attributes that are available in the Taxable Year that includes the Early Termination Date will be based on reasonable projections, as determined by the Board;

(c) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case, as in effect on the Early Termination Date, except (i) to the extent any change to such tax rates for such Taxable Years have already been enacted into law, in which case such enacted changes to tax rates for such Taxable Years shall apply to such Taxable Years (and, in the case of the tax rate for the latest Taxable Year for which there is any such enacted change, to all future Taxable Years) and (ii) the combined tax rate for U.S. state and local income taxes, but not for the avoidance of doubt, federal income taxes, shall be the Assumed State and Local Tax Rate;

(d) any non-amortizable, non-depreciable Reference Assets to which any Basis Adjustment is attributable will be disposed of for cash at their fair market value in a fully taxable transaction for Tax purposes on the later of (i) the fifteenth anniversary of the Exchange which gave rise to such Basis Adjustment and (ii) the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable 15th anniversary); and

(e) if, on the Early Termination Date, there are Units (other than Units directly or indirectly owned by the Corporation) that have not been transferred in an Exchange, then all such Units and (if applicable) shares of Class B Common Stock shall be deemed to be transferred in exchange for the Market Value per Unit that would be transferred in an Exchange effective on the Early Termination Date. In making any determinations pursuant to this definition, the Board shall be permitted to engage and rely on third party advisors as it deems necessary or appropriate.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof. References to any Person shall include the successors and permitted assigns of that Person. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Schedule. Within 90 calendar days after the filing of the U.S. federal Corporation Return for each Taxable Year in which any Exchange has been effected by a TRA Holder, the Corporation shall deliver to the Agent and each Self-Represented TRA Holder a schedule (an “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (a) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (b) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the earlier of the filing or extended due date of the U.S. federal Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment that is Attributable to a TRA Holder, the Corporation shall provide to the Agent or Self-Represented TRA Holder, as applicable: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment and the components thereof for such Taxable Year, (B) the Accrued Amount with respect to any related Net Tax Benefit, (C) the Tax Benefit Payment determined pursuant to Section 3.1(b) due to the TRA Holder and (D) the portion of such Tax Benefit Payment and Accrued Amount that the Corporation intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability (the “without” calculation), (iii) a reasonably detailed calculation by the Corporation of the Actual Tax Liability (the “with” calculation), (iv) a copy of the Corporation Return for such Taxable Year, (v) a Corporation Letter supporting such Tax Benefit Schedule and (vi) any other work papers relating to the items in the foregoing clauses (i) through (v) as are reasonably requested by the Agent or Self-Represented TRA Holder, as applicable. All costs and expenses incurred in connection with the provision and preparation of any Schedules, calculations, other work papers or the Corporation Letter to the Agent, any Self-Represented TRA Holder or any other TRA Holder in connection with this Article II shall be borne by the Corporation. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporation’s actual liability for Taxes for such Taxable Year that is attributable to the Tax Attributes, determined using a “with and without” methodology. For the avoidance of doubt, (i) such actual liability for Taxes will take into account any Imputed Interest based upon the characterization of Tax Benefit Payments and Accrued Amounts as additional consideration payable by the Corporation and (ii) in addition to using the Assumed State and Local Tax Rate for purposes of determining the state and local Hypothetical Tax Liability, the Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (x) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (y) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (A) the amount of such Tax item for all Tax purposes taking into account the Tax Attributes and (B) the amount of such Tax item for all Tax purposes without taking into account the Tax Attributes, with the TRA Portion equal to the excess of the amount specified in clause (A) over the amount specified in clause (B) (but only if such excess is greater than zero). The parties hereto agree that (1) except to the extent otherwise required by law, any payment under this Agreement to the TRA Holders, including the Accrued Amount (but other than amounts accounted for as Imputed Interest), will be treated as a subsequent upward adjustment to the purchase price of Units surrendered in an Exchange and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment and, (2) as a result, such additional Basis Adjustments will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

(c) Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the Company and any Person in which the Company owns a direct or indirect interest that is treated as a partnership for U.S. federal income Tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 2.3 Procedure: Amendments.

(a) Whenever the Corporation delivers to the Agent or any Self-Represented TRA Holder, as applicable (or any other TRA Holder) a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver schedules, valuation reports, if any, and work papers to the Agent or Self-Represented TRA Holder, as applicable, as determined by the Corporation or reasonably requested by the Agent or Self-Represented TRA Holder, providing reasonable detail regarding the preparation of the Schedule, and (ii) allow the Agent or Self-Represented TRA Holder, as applicable, reasonable access (that does not interfere with the ongoing operations of the business of the Corporation) to the appropriate representatives of the Corporation in connection with the review of such Schedule. Subject to Section 2.3(b), an applicable Schedule or amendment thereto shall become final and binding on the applicable parties hereto 30 calendar days from the first date on which the Agent or Self-Represented TRA Holder, as applicable, has received the applicable Schedule or amendment thereto unless the Agent or Self-Represented TRA Holder, as applicable (x) provides the Corporation with notice of a material objection to such Schedule or amendment thereto, made in good faith, within 30 calendar days after receiving an applicable Schedule or amendment thereto (“Objection Notice”) or (y) provides a written waiver of such right of any Objection Notice within the period described in the foregoing clause (x), in which case, such Schedule or amendment thereto shall become final and binding on all parties hereto on the date a waiver from the Agent or Self-Represented TRA Holder, as applicable, has been received by the Corporation. If the Corporation and Agent or Self-Represented TRA Holder, as applicable, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days after receipt by the Corporation of such Objection Notice, the Corporation and Agent or Self-Represented TRA Holder, as applicable, shall employ the Reconciliation Procedures set forth in Section 7.9.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent or Self-Represented TRA Holder, as applicable, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporation Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Unless otherwise agreed to in writing by the Agent or the Self-Represented TRA Holder, as applicable, the Corporation shall provide an Amended Schedule to the Agent or the Self-Represented TRA Holder (as applicable) (x) within 30 calendar days of the occurrence of an event referenced in clauses (i) through (v) of the immediately preceding sentence and (y) in connection with the delivery of the Tax Benefit Schedule for the year of the applicable payment in the event of an adjustment pursuant to clause (vi) of the immediately preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), or, if applicable, the Reconciliation Procedures, the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs. For the avoidance of doubt, no TRA Holder shall have any obligation under this Agreement to make any payment to the Corporation, or to reimburse the Corporation, for amounts previously paid pursuant to this Agreement.

Article III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five calendar days after a Tax Benefit Schedule delivered to the Agent or Self-Represented TRA Holder, as applicable, becomes final in accordance with Section 2.3(a), or, if applicable, the Reconciliation Procedures, the Corporation shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporation, or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Holder and the Accrued Amount with respect thereto for such Taxable Year. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 75% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit for a Taxable Year shall equal the amount of interest on such portion calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal Corporation Return for such Taxable Year until the date of payment of such portion of such Net Tax Benefit under this Section 3.1. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (a), (b) and (d), substituting in each case the terms “Change of Control Date” for an “Early Termination Date.”

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 75% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporation is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, the aggregate Net Tax Benefit for such Taxable Year shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been deemed Attributable to each TRA Holder for purposes of Section 3.1(b) if the Corporation had sufficient taxable income so that there were no such limitation.

Section 3.4 Coordination of Benefits.

(a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be considered to have been made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporation makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a)) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporation will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

Section 3.5 Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Reference Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a written notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Accrued Amounts in respect of any such Exchange) in the Redemption Notice delivered in accordance with Section 3.7(c) of the LLC Agreement; provided that such limit shall not result in an adverse impact to the Corporation’s rights and obligations under this Agreement, including an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such limit.

Article IV
TERMINATION

Section 4.1 Early Termination by the Corporation. The Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5; provided, however, that this Agreement shall only terminate upon the receipt of the applicable Early Termination Payment by each TRA Holder (such termination, an “Early Termination”) and payments described in the immediately succeeding sentence, if any. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments previously due and payable but unpaid as of the date of the Early Termination Notice (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment) and that remain unpaid and (b) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in this clause (b) is included in the Early Termination Payment or is included in clause (a)).

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, unless otherwise waived in writing by the Agent or a Self-Represented TRA Holder, as applicable, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Date and shall include the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Date, (b) any Tax Benefit Payments due and payable and that remain unpaid as of the Change of Control Date (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (a)) and (c) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including such Change of Control Date (except to the extent that the amount described in this clause (c) is included in the Early Termination Payment or is included in clause (b)). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Date” for the term “Early Termination Date.”

Section 4.3 Breach of Agreement.

(a) In the event that the Corporation materially breaches any of its material obligations under this Agreement as a result of either (i) failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute), or (ii) as a result of failure to honor any other material obligation required hereunder by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, unless otherwise waived or directed in writing by the Agent or a Self-Represented TRA Holder (which may be retroactive) and subject to Section 4.3(b), all obligations hereunder shall be automatically accelerated and shall be immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event (a “Breach”) (provided, that in the case of a Breach described in clause (i), no such acceleration shall occur earlier than 30 calendar days following receipt by the Corporation of written notice from the Agent or a Self-Represented TRA Holder of such Breach, and receipt of such written notice shall be a condition precedent to any such acceleration) and shall include (x) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Breach, (y) any Tax Benefit Payment previously due and payable but unpaid as of the date of such Breach (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (x)) and (z) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of such Breach (except to the extent that the amount described in this clause (z) is included in the Early Termination Payment or is included in clause (y)).

(b) The parties hereto agree that the failure to make any payment due pursuant to this Agreement within sixty (60) days of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any payment due pursuant to this Agreement as a result of and to the extent the Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that the Corporation shall promptly (and in any event, within two Business Days) pay all such unpaid payments, together with accrued and unpaid interest thereon, as soon as reasonably practicable following such time that the Corporation has, and to the extent the Corporation has, sufficient funds to make such payment; provided, further, for the avoidance of doubt, the penultimate sentence of this Section 4.3(b) shall not apply to any payments due pursuant to Section 4.2.

Section 4.4 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Agent and each Self-Represented TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or a Breach described in Section 4.3(a), the Corporation shall deliver to the Agent and each Self-Represented TRA Holder (a) a schedule showing in reasonable detail the calculation of the Early Termination Payment and the amount due to the relevant TRA Holder (the “Early Termination Schedule”) and (b) any other work papers reasonably requested by the Agent and any Self-Represented TRA Holder. In addition, the Corporation shall allow the Agent and each Self-Represented TRA Holder reasonable access (that does not interfere with the ongoing operations of the business of the Corporation) to the appropriate representatives of the Corporation in connection with a review of such Early Termination Schedule and (c) a Corporation Letter supporting such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties hereto 30 calendar days from the first date on which the Agent or Self-Represented TRA Holder, as applicable, has received such Schedule or amendment thereto unless the Agent or Self-Represented TRA Holder (x) provides the Corporation with notice of a material objection to such Schedule, made in good faith, within 30 calendar days after receiving the Early Termination Schedule (“Material Objection Notice”) or (y) provides a written waiver of such right of a Material Objection Notice within the period described the foregoing clause (x), in which case, such Schedule shall become final and binding on the date a waiver from the Agent or Self-Represented TRA Holder, as applicable, has been received by the Corporation. If the Corporation and Agent or Self-Represented TRA Holder, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Agent or such Self-Represented TRA Holder shall employ the Reconciliation Procedures set forth in Section 7.9.

Section 4.5 Payment upon Early Termination.

(a) Except as otherwise provided in Section 4.3(a), within three calendar days after the Early Termination Effective Date, the Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporation and the TRA Holder.

(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing the U.S. federal Corporation Return for such relevant Taxable Year.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporation to any TRA Holder under this Agreement shall rank (a) subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (such obligations, “Senior Obligations”) (b) senior in right of payment to any principal, interest or other amounts due and payable in respect of any future Tax receivable or other similar agreement (“Future TRAs”), and (c) shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporation fails to make any payment when due is governed by Section 4.3.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

Article VI
PARTICIPATION IN TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein and in the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporation. Notwithstanding the foregoing, the Corporation (a) shall promptly notify in writing the Agent and each Self-Represented TRA Holder of, and keep the Agent and each Self-Represented TRA Holder reasonably informed with respect to, the portion of any audit, examination or other administrative or judicial proceeding of the Corporation, the Company or any of their respective Affiliates by a Taxing Authority (a “Tax Proceeding”), the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (b) shall provide the Agent and each Self-Represented TRA Holder with reasonable opportunity to reasonably participate in or provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (c) shall consider in good faith any reasonable comments received from the Agent and each Self-Represented TRA Holder prior to settling, abandoning or otherwise resolving any part of a Tax Proceeding that relates to a Basis Adjustment or the deduction of Imputed Interest, or other Tax Attribute (and, in each case, that is reasonably expected to have a material effect on the amounts payable to the TRA Holders under this Agreement); provided, however, that the Corporation shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement or the Business Combination Agreement. The rights and responsibilities of the Corporation and the TRA Holders with respect to the Company and its Subsidiaries shall be as set forth in the LLC Agreement; provided, however, that to the extent there is a conflict between this Agreement and the LLC Agreement relating to the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, including with respect to a Proceeding (as defined in the LLC Agreement), the LLC Agreement shall control solely to the extent of such conflict.

Section 6.2 Consistency. The Corporation and the TRA Holders agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement and in any Schedule that has become final and binding pursuant to the terms of this Agreement, in each case, except to the extent otherwise required by applicable law. If the Corporation and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within 30 calendar days, the Corporation and such TRA Holder shall employ the Reconciliation Procedures set forth in Section 7.9. The Corporation shall (and shall cause the Company and its other Affiliates to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Holders under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) that has become final and binding pursuant to the terms of this Agreement in any Tax Proceeding.

Section 6.3 Cooperation. The Agent (and each Self-Represented TRA Holder), on the one hand, and the Corporation, on the other hand, shall (a) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (b) make itself available to the other and their respective representatives to provide explanations of documents and materials and such other information as the other or their respective representatives may reasonably request in connection with any of the matters described in clause (a) above and (c) reasonably cooperate in connection with any such matter.

Article VII
MISCELLANEOUS

Section 7.1 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic mail or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Corporation or the Company, to:

[Rice Acquisition Corp. II]

406 Blackwell Street

4th Floor

Durham, NC 27701

Attention: [●]
E-mail:[●]

with a copy (which shall not constitute notice to the Corporation or the Company) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111
Attention: Thomas R. Burton III
E-mail: trburton@mintz.com

If to the Agent, to:

[●]

[ADDRESS]

Attention: [●]

E-mail: [●]

with a copy (which shall not constitute notice to the Agent) to:

[●]

[ADDRESS]

Attention: [●]

E-mail: [●]

If to a TRA Holder (including each Self-Represented TRA Holder) other than the Agent, to the address set forth in the records of the Company;

or, in each case, to such other address or to such other Person as such party hereto shall have last designated by notice to the other parties hereto. Each such notice or other communication shall be effective (i) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 7.1 or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 7.2 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. The parties to this Agreement agree that the TRA Holders are expressly made third party beneficiaries to this Agreement. Except as expressly provided in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 7.4 Governing Law. This Agreement, the legal relations between the parties hereto and any Legal Action, whether contractual or non-contractual, instituted by any party hereto with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any law or public policy, the remaining provisions of this Agreement, to the extent permitted by law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties hereto remain valid, binding and enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment. Each party hereto agrees that neither the Agent nor any TRA Holder (including any Self-Represented TRA Holder) may assign, sell, delegate, dispose of or otherwise transfer any of its rights or obligations under this Agreement (the “TRA Rights”) without the prior written consent of the Disinterested Majority (not to be unreasonably withheld conditioned or delayed). Notwithstanding the provisions of the preceding sentence, to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder may assign to the transferee all, but not less than all, of that TRA Holder’s TRA Rights under this Agreement with respect to such transferred Units. Any assignment or transfer effected pursuant to this Section 7.6 shall be void unless the assignee or transferee, as applicable, executes and delivers a joinder to the reasonable satisfaction of the Corporation agreeing to succeed to the applicable TRA Rights and to become a party hereto and TRA Holder for all purposes of this Agreement. For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units all of its rights and obligations under this Agreement with respect to such transferred Units, (a) such TRA Holder shall remain a TRA Holder under this Agreement for all purposes and shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units to the extent payable hereunder and (b) the transferee of such Units shall not be a TRA Holder. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the Agent and each Self-Represented TRA Holder; provided that, without the prior written consent of the Agent and each Self-Represented TRA Holder, the Corporation shall be permitted to cause such an assignment to any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, so long as the Corporation requires and causes such successor, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

Section 7.7 Amendments: Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Disinterested Majority, the Company the Agent and (without duplication) each Self-Represented TRA Holder; provided, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments one or more TRA Holders would be entitled to receive under this Agreement unless such amendment is consented to in writing by such TRA Holders disproportionately affected.

Section 7.8 Headings. The descriptive headings of the Articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 7.9 Reconciliation. In the event that the Corporation and the Agent or any TRA Holder, including any Self-Representing TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to any Schedule (or Amended Schedule), including the calculations required to produce the schedules described in Section 2.3 and Section 4.4, or Section 6.2, within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporation and the Disputing Party. Unless the Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Disputing Party or other actual or potential conflict of interest. If the Corporation and the Disputing Party are unable to agree on an Expert within 15 calendar days of receipt by the respondents of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto, within 30 calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within 15 calendar days or, in each case of clauses (a), (b) and (c), as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the immediately preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The sum of (i) the costs and expenses relating to the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) the reasonable, documented out-of-pocket costs and expenses of the Corporation and the Disputing Party incurred in the conduct of such proceeding shall be allocated between the Corporation, on the one hand, and the Disputing Party (on behalf of all TRA Holders, other than any Self-Represented TRA Holders, if the Disputing Party is the Agent), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. Any dispute as to the allocation of expenses pursuant to the immediately preceding sentence or whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and its Subsidiaries and the Disputing Party (including all TRA Holders, other than any Self-Represented TRA Holders, if the Disputing Party is the Agent) and may be entered and enforced in any court having jurisdiction.

Section 7.10 Consent to Jurisdiction. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party hereto at its address set forth in this Agreement or in the records of the Company, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 7.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 7.11 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 7.12 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law; provided, however, that, prior to deducting or withholding any such amounts, the Corporation shall notify the Agent and each applicable TRA Holder (including, to the extent applicable, each Self-Represented TRA Holder) and shall reasonably cooperate therewith regarding the basis for such deduction or withholding and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Prior to the date of any payment under this Agreement and from time to time as reasonably requested by the Corporation, the Agent and each TRA Holder shall promptly provide the Corporation with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.13 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company (or any member of a group described in Section 7.13(a)) transfers or is deemed to transfer one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g. calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset as determined by a valuation expert mutually agreed upon by the Corporation and the Agent, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for the consideration described above, recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if there were no Tax Attributes), while the Actual Tax Liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Tax Attributes. If any member of a group described in Section 7.13(a) that owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes) deconsolidates from such group (or the Corporation deconsolidates from a group described in Section 7.13(a)), then the Corporation shall cause such member (or the parent of the consolidated group in a case where the Corporation deconsolidates from the group and such parent or any of its remaining consolidated Subsidiaries owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes)) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as such entity (or one of its Affiliates) actually realizes Tax benefits as a result of such Tax Attributes in a manner consistent with the terms of this Agreement, and the Corporation shall guarantee such obligation assumed. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership and ownership of a partnership interest shall be treated as ownership of such partner’s share of each of the assets and liabilities of that partnership.

Section 7.14 Confidentiality. Each TRA Holder and the Agent agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Corporation and all information relating to the Corporation’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a TRA Holder or the Agent, (b) is or becomes available to a TRA Holder, the Agent or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source is not bound by a legal duty of confidentiality to the Corporation in respect of such Confidential Information or (c) is independently developed by a TRA Holder, the Agent or their Authorized Recipients. Notwithstanding anything herein to the contrary, a TRA Holder or the Agent may disclose the Confidential Information to (x) its representatives, (y) Affiliates and, (z) in the case of a TRA Holder, any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder (the persons in clauses (x), (y) and (z), collectively, the “Authorized Recipients”) to the extent necessary to permit such Persons to assist the TRA Holder or the Agent, as applicable, in evaluating and effecting its rights under this Agreement; provided, however, that prior to making any such disclosure, the TRA Holder or the Agent, as applicable, will advise such Authorized Recipient regarding the confidential nature of such information and of the terms of this Agreement, and shall be responsible for any unauthorized disclosure of such Confidential Information by such Authorized Recipient. If a TRA Holder, the Agent or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government with authority over such TRA Holder, Agent or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such TRA Holder, Agent or Authorized Recipient, such TRA Holder, the Agent or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

Section 7.15 No Similar Agreements. Neither the Corporation nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporation becomes entitled as a result of a transaction) without the prior written consent of the Agent and each Self-Represented TRA Holder.

Section 7.16 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and, in the case of a TRA Holder other than a Self-Represented TRA Holder, the Agent) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect as regards, and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the parties hereto in accordance with Section 7.7 hereof in a manner mutually agreed between the Corporation and such TRA Holder, provided that such amendment shall not result in any adverse impact to the Corporation’s rights and obligations under this Agreement, including any increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.17 Agent.

(a) Appointment. Subject to, and except as otherwise provided by Section 7.17(f), without further action of any party hereto or any TRA Holder, and as partial consideration of the benefits conferred by this Agreement, the Agent is hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the TRA Holders (other than Self-Represented TRA Holders) and their successors and assigns with respect to the taking by the Agent of any and all actions and the making of any decisions required or permitted to be taken by the Agent under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Agent. No bond shall be required of the Agent, and the Agent shall receive no compensation for its services.

(b) Expenses. If at any time the Agent shall incur out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Agent of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Agent in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the TRA Holders (other than Self-Represented TRA Holders) hereunder, proportionately, by the amount of such expenses which it shall instead remit directly to the Agent. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Agent shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Agent shall not be liable to any TRA Holder for whom acting for any act of the Agent arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Holder as a proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Agent shall not be liable for, and shall be indemnified by the TRA Holders (on a several but not joint basis but excluding the Self-Represented TRA Holders) for, any liability, loss, damage, penalty or fine incurred by the Agent (and any cost or expense incurred by the Agent in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Holder be obligated to indemnify the Agent hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Holder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Holder. Each TRA Holder’s receipt of any and all benefits to which such TRA Holder is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Holder’s acceptance of all obligations, including the obligations of this Section 7.17(c), applicable to such TRA Holder under this Agreement. For the avoidance of doubt, the foregoing is inapplicable to Self-Represented TRA Holders.

(d) Actions of the Agent. Any decision, act, consent or instruction of the Agent shall constitute a decision of the TRA Holders other than Self-Represented TRA Holders and shall be final, binding and conclusive upon each such TRA Holder, and the Corporation may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each such TRA Holder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Agent.

(e) Approved Assignment. Each TRA Holder (other than the Self-Represented TRA Holders) hereby agrees that the Agent may, at any time and in its sole discretion, elect to make an assignment, in whole or in part, of the Agent’s rights and obligations pursuant to this Agreement to a Person, subject to the approval of a majority vote of such TRA Holders determined ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement (upon such election, an “Approved Assignment”), and each such TRA Holder will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such TRA Holders in a manner materially disproportionate to the other TRA Holders. Each such TRA Holder will take all actions requested by the Agent in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the Agent of such TRA Holder. If at any time the Agent becomes unable or unwilling to continue in its capacity as Agent or resigns as Agent without making an Approved Assignment, then in each case such TRA Holders may, by a majority vote of such Persons ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement, appoint a new representative to replace the then serving Agent. Notice of such appointment must be delivered to the Corporation. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporation. The Agent may resign upon 30 calendar days’ written notice to the Corporation.

(f) Notwithstanding anything else contained in this agreement or this Section 7.17, any Original TRA Holder may elect out of being represented by the Agent and instead elect to represent itself as a Self-Represented TRA Holder with respect to any and all actions and the making of any decisions otherwise required or permitted to be taken by the Agent under this Agreement by delivering written notice to the Corporation in accordance with the notice provisions set forth in Section 7.1. The Corporation, in turn, will be solely responsible for notification of the Agent. Section 7.17 (other than this Section 7.17(f)) shall not apply to a Self-Represented TRA Holder and any reference to a TRA Holder contained in Section 7.17 (other than this Section 7.17(f)) shall refer to all TRA Holders other than any Self-Represented TRA Holder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporation, the Company, and the Agent have duly executed this Agreement as of the date first written above.

[RICE ACQUISITION CORP. II]

By:
Name:
Title:

RICE ACQUISITION HOLDINGS II LLC

By:
Name:
Title:

[AGENT]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page – Tax Receivable Agreement]